                    RECAPITALIZATION AND INVESTMENT AGREEMENT

                                  By and Among

                             TELEPHONE ACCESS, INC.,

                   THE SHAREHOLDERS OF TELEPHONE ACCESS, INC.,

                 ABBINGDON VENTURE PARTNERS LIMITED PARTNERSHIP,

                ABBINGDON VENTURE PARTNERS LIMITED PARTNERSHIP-II

                                       and

               ABBINGDON VENTURE PARTNERS LIMITED PARTNERSHIP-III

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

                    RECAPITALIZATION AND INVESTMENT AGREEMENT

                  THIS RECAPITALIZATION AND INVESTMENT AGREEMENT dated the 6th day of December, 1996 by and among Telephone Access, Inc., a Delaware corporation ("TELAC"), Joseph J. Morrow ("Morrow"), John E. Jordan ("Jordan"), Thomas Ficker ("Ficker"), Wallace Searle ("Searle"), Ronald Knox ("Knox"), the estate of Dennis Dee (the "Dee Estate") and Thomas Ball ("Ball"; each of Morrow, Jordan, Ficker, Searle, Knox, the Dee Estate and Ball, a "Shareholder", and collectively, the "Shareholders"), Abbingdon Venture Partners Limited Partnership, a Connecticut limited partnership ("Abbingdon- I"), Abbingdon Venture Partners Limited Partnership-II, a Delaware limited partnership ("Abbingdon-II"), and Abbingdon Venture Partners Limited Partnership-III, a Delaware limited partnership ("Abbingdon -III"; each of Abbingdon-I, Abbingdon-II and Abbingdon-III, a "Foster Partnership", and collectively, the "Foster Partnerships").


                              W I T N E S S E T H:


                  WHEREAS, TELAC and Telac, Inc., a Delaware corporation ("Tel"), were engaged in, and TELAC, as successor by merger, is engaged in, the business of providing multilingual inbound and outbound teleservices through two hundred thirty-seven (237) workstations at two (2) telephone call centers located in Arlington, Virginia and Dallas, Texas (such activities being hereinafter referred to as the "Business");

                  WHEREAS, TELAC desires to issue and sell to each of the Foster Partnerships, and each of the Foster Partnerships desires to purchase from TELAC, for the consideration hereinafter provided, an aggregate of (i) 3,000,000 shares (the "Common Shares") of common stock, $.01 par value, of TELAC (the "TELAC Common Stock"), (ii) 500,000 shares (the "Non-Voting Common Shares") of non-voting, convertible common stock, $.01 par value (the "Non-Voting Common Stock"), of TELAC, and (iii) 18,000 shares (the "Preferred Shares" and together with the Common Shares and the Non-Voting Shares, the "TELAC Shares") of 8% cumulative redeemable preferred stock, $0.01 par value (the "TELAC Preferred Stock"), of TELAC, in such numbers of shares of TELAC Common Stock, Non-Voting Common Stock and TELAC Preferred Stock as are set forth opposite such Foster Partnership's name in Schedule I hereto (the purchase of the

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                                                                             2

TELAC Shares is hereinafter referred to as the "Foster
Purchase");

                  WHEREAS, in connection with the sale of the TELAC Shares to the Foster Partnerships, the parties hereto desire to recapitalize TELAC by virtue of extensions of credit to TELAC by the Foster Partnerships in the form of 8% subordinated promissory notes (the "Foster Notes") in the aggregate principal amount of up to $13,300,000 and to effect certain related transactions as more fully described herein;

                  WHEREAS, the Shareholders desire to sell to TELAC, and TELAC desires to redeem from the Shareholders, an aggregate of 3,500,000 shares of TELAC Common Stock as more fully described herein; and

                  WHEREAS, to induce the Foster Partnerships to consummate the transactions hereby and perform their obligations hereunder, each of the Shareholders and TELAC have agreed to make certain representations, warranties, covenants and agreements (including the indemnification and non-competition agreements) set forth herein.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


                                     SECTION I

                           PURCHASE AND SALE; RECAPITALIZATION

                  A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements of TELAC and the Shareholders herein contained, TELAC agrees to sell, assign and convey to each of the Foster Partnerships, and each of the Foster Partnerships agrees to purchase, acquire and accept from TELAC, the number of TELAC Shares set forth opposite such Foster Partnership's name in Schedule I hereto. At the Closing, each of the Foster Partnerships shall pay to TELAC the purchase price for the TELAC Shares to be purchased by such Foster Partnership hereunder set forth opposite such Foster Partnership's name on Schedule II hereto, by direct wire transfer to a bank account designated by TELAC.

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                                        3

                  B. Recapitalization and Other Transactions.

                         (i)  Subject to the terms and conditions set
forth in this Agreement, at the Closing, TELAC shall borrow from the Foster Partnerships and the Foster Partnerships shall lend to TELAC, the sum of $13,300,000. At the Closing, TELAC shall consummate the borrowings from the Foster Partnerships by executing and delivering to each of the Foster Partnerships 8% subordinated notes in the aggregate principal amount of $13,300,000, each in the form of Exhibit A-1 attached hereto.

                        (ii)  Subject to the terms and conditions set
forth in this Agreement, at the Closing, TELAC shall redeem from the Shareholders an aggregate of 3,500,000 shares (the "Redemption Shares") of TELAC Common Stock. At the Closing, TELAC shall pay to the Shareholders the purchase price for the Redemption Shares by delivery to the Shareholders of promissory notes (each, a "Closing Note") of TELAC in the aggregate principal amount of $15,000,000, each in the form of Exhibit A-3 attached hereto and 6% convertible subordinated notes of TELAC in the aggregate principal amount of $3,000,000, each in the form of Exhibit A-2 attached hereto (each, a "Purchase Note"). The number of Redemption Shares to be sold by each of the Shareholders and the purchase price therefor is set forth in Schedule III hereto.


                                       SECTION II

                         REPRESENTATIONS, WARRANTIES, COVENANTS
                      AND AGREEMENTS OF TELAC AND THE SHAREHOLDERS

                  Each of TELAC and each of the Shareholders, severally and not jointly, hereby represents and warrants to, and covenants and agrees with, the Foster Partnerships, as of the date of the Closing, that (it being understood and agreed that, except for the representations and warranties set forth in
Section II(E) below, references to TELAC herein refer to both TELAC and Tel for periods prior to the merger of such corporations and references to the Business refer to the Business activities of both TELAC and Tel for periods prior to such merger):

                  A. Organization and Qualification; Merger. TELAC is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. TELAC is in good standing in each other jurisdiction wherein the

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                                        4

failure so to qualify would have a material adverse effect on the financial condition, operations, assets and properties of the Business taken as a whole; provided, however, that any matter that has or may have an industry-wide effect or any general economic conditions shall not be considered in the determination of whether such material adverse effect has occurred or would occur (a "Material Adverse Effect"). Except as set forth in Exhibit B, TELAC does not own any subsidiaries, nor does it own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. Except as set forth in Exhibit B, TELAC has full corporate power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the Business conducted by it and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws of TELAC which have been delivered to the Foster Partnerships are complete and correct. The merger of Tel into TELAC pursuant to the Plan of Merger and Certificate of Merger in the forms attached hereto as Exhibit P-1 and P-2 attached hereto has been validly consummated in accordance with the laws of the State of Delaware.

                  B. Authority. The execution and delivery of this Agreement by TELAC, the performance by TELAC of its covenants and agreements hereunder and the consummation by TELAC of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of TELAC, enforceable against TELAC in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of TELAC or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien

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                                        5


pursuant to the terms of any contract or agreement to which TELAC is a party or by which TELAC or any of the assets of TELAC is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Material Adverse Effect. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the consents set forth in Exhibit B attached hereto and consents, approvals or authorizations the failure of any of which to be obtained would not have a Material Adverse Effect.

                  D. Capitalization. Immediately prior to the consummation of the transactions contemplated hereby, the authorized common stock of TELAC consists of 20,000,000 shares of TELAC Common Stock, of which 4,300,000 shares are issued and outstanding. All of the issued and outstanding shares of TELAC Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. Except for this Agreement, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which TELAC is bound relating to the issuance, sale or redemption of shares of TELAC Common Stock. No shares of capital stock or other securities of TELAC are reserved for any purpose.

                  E. Financial Statements; No Undisclosed Liabilities. TELAC and the Shareholders have delivered to the Foster Partnerships the internally prepared balance sheets of each of Tel and TELAC as of September 30, 1996, the internally prepared balance sheet of Tel as of December 31, 1995 and the audited balance sheet of TELAC as of December 31, 1995, which was audited by Jump, Green, Holman and Company, TELAC's independent public accountants, together with the related statement of operations and the notes to such audited balance sheet, if any, for the periods then ended (hereinafter referred to as the "Financial Statements"). The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved, except that the September 30, 1996 balance sheet of Tel and TELAC and the December 31, 1995 balance sheet of Tel do not contain any notes thereto and are subject to normal year-end audit adjustments. The Financial Statements fairly present in all material respects the financial condition of TELAC and Tel and the Business as at the dates thereof and the results of the operations of TELAC and Tel for the periods indicated. Except to the extent set forth in or provided

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                                        6


for included in the Financial Statements in the balance sheets of each of Tel and TELAC as of September 30, 1996 (collectively, the "1996 Balance Sheets") or as identified in Exhibit B, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), TELAC has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. A true and correct copy of the Financial Statements is attached hereto as Exhibit C.

                  F. Absence of Certain Changes. Except as set forth in Exhibit B, subsequent to December 31, 1995, there has not been any (i) change in the financial condition, assets, liabilities, properties or operations of TELAC which has or could reasonably be expected to result in a Material Adverse Effect; (ii) damage or destruction (whether or not insured) affecting the properties or business operations of TELAC which is in excess of $75,000 in the aggregate; (iii) labor dispute or, to the Knowledge (as hereinafter defined) of TELAC and each of the Shareholders, threatened labor dispute involving the employees of TELAC; (iv) actual or, to the Knowledge of TELAC and each of the Shareholders, threatened verbally or in writing by Sprint or in writing by others, disputes with any major accounts of TELAC, or actual or threatened loss of business from any of the major accounts of TELAC, except where such disputes or losses would not have a Material Adverse Effect; or (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to TELAC, except in each case in the ordinary course of business.

                  G. Dividends; Distributions; Liabilities Incurred. Except as disclosed in Exhibit B, subsequent to December 31, 1995, TELAC has not (i) declared or paid any dividend or made any other distribution in respect of the capital stock of TELAC or, directly or indirectly purchased, redeemed, or otherwise acquired or disposed of any shares of capital stock of TELAC, (ii) except in the ordinary course of business, paid or discharged any outstanding indebtedness, (iii) incurred any bank indebtedness, entered into any loan agreements or, except in the ordinary course of business consistent with past practices, leases, contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or

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                                        7


property to any person, or (iv) except in the ordinary course of business, permitted any liens or encumbrances to attach to any assets of TELAC.

                  H. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by TELAC or in which TELAC has any interest is set forth in Exhibit B. Except as set forth in Exhibit B, all such leased real property is held subject to written leases or other agreements which are enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of TELAC, except for defaults, if any, which would not have a Material Adverse Effect. Neither TELAC nor any of the Shareholders has any Knowledge of any material default or claimed or purported or alleged material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit B. Neither TELAC nor any of the Shareholders has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                  I. Title to Assets; Condition of Property. TELAC has good and valid title to all its owned properties and assets, real, personal and mixed, tangible and intangible used in the operations of the Business as currently conducted, except where the failure to have good and valid title would not have a Material Adverse Effect. Except as set forth in Exhibit B, TELAC leases or owns all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages and subject to ordinary wear and tear, and have been maintained and serviced in accordance with the normal practices of TELAC and as necessary in the normal course of business. None of the assets or properties of TELAC is subject to any material liens, charges, encumbrances or security interests, except as set forth in Exhibit B. None of the assets of TELAC (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which could reasonably be expected to have a Material Adverse Effect.

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                                        8


                  J. Taxes. Each of Tel and TELAC has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of each of Tel and TELAC are true, complete and correct in all material respects. Each of Tel and TELAC has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of either of Tel or TELAC. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of Tel and TELAC as of the close of the period covered by the Financial Statements, and the amount of TELAC's unpaid Taxes does not exceed the accrual for Taxes reflected in the Financial Statements for the period ended December 31, 1995. Since December 31, 1995, neither Tel nor TELAC has incurred any tax liability other than in the ordinary course of business. To the knowledge of TELAC and each of the Shareholders, no Tax Return of either Tel or TELAC has ever been audited. To the knowledge of TELAC and each of the Shareholders, no deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit B), no written inquiries or notices have been received by Tel or TELAC from any taxing authority with respect to possible claims for Taxes, neither TELAC nor any of the Shareholders has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. Neither Tel nor TELAC has agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. TELAC has delivered to the Foster Partnerships copies of the federal and state income Tax Returns filed by each of Tel and TELAC for the past three years.

                  The Shareholders at their own expense shall be responsible for preparing and filing any and all federal, state, municipal and other Tax Returns of Tel and TELAC required to be filed by Tel and TELAC in respect of any and all periods up to and including the date of the Closing (including, without limitation, Tel's and TELAC's federal

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                                        9


and state income Tax Returns for the short taxable year ending with the date of the Closing) to the extent not already filed, whether or not required to be filed on or before the date of the Closing, and shall pay all Taxes (and interest, penalties, fines or assessments thereon) due and payable by Tel and TELAC for all periods up to and including the date of the Closing to the extent not already paid (including, without limitation, the federal and state income Taxes due and payable with respect to the short taxable year referenced in the preceding sentence.) The Shareholders shall review all such Tax Returns with the Foster Partnerships prior to filing and shall submit such proof of payment of the Taxes due as the Foster Partnerships shall reasonably request.

                  K. Permits; Compliance with Applicable Law.

                              (i)   General.  TELAC is not in default under
any, and has complied with all, statutes, including the Federal Telephone Consumer Act of 1991 and the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, relating to TELAC and the Business as to which a default or failure to comply might have a Material Adverse Effect. Within the last two (2) years, neither TELAC nor any of the Shareholders has received any written notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                             (ii)   Permits; Intellectual Property.  Set
forth in Exhibit B is a complete and accurate list of all material permits, licenses, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by TELAC. The Permits set forth in Exhibit B are all the material Permits required for the conduct of the Business. To the Knowledge of TELAC and each of the Shareholders, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing material defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a material default by TELAC under any such Permit. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit B.

                            (iii)   Environmental.  (a) TELAC has duly
complied with, in all material respects, the provisions of

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                                       10


all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder except where the failure to so comply would not have a Material Adverse Effect.

                                    (b)     Neither TELAC nor any of the
Shareholders has received any written notice of any violations of, any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the real property currently owned, leased or occupied by TELAC (the "Premises"). To the Knowledge of TELAC and each of the Shareholders, TELAC is not in violation of any rights-of-way or covenants or restrictions affecting any of the Premises or any rights appurtenant thereto.

                  L. Accounts Receivable; Accounts Payable.

                  (i) The accounts receivable of TELAC are in their entirety valid accounts receivable, arising in the ordinary course of business. As of the Closing, TELAC shall have unrestricted cash and cash equivalents of at least $750,000.

                  (ii) The accounts and notes payable and other accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Business subsequent to December 31, 1995, are in all respects valid claims that arose in the ordinary course of business. Since December 31, 1995, the accounts and notes payable and other accrued expenses of the Business have been paid in a manner consistent with past practice. As of the date of the Closing, TELAC shall have no long-term debt.

                  M. Contractual and Other Obligations.  Set forth in
Exhibit B is a list of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which TELAC is a party or by which TELAC, the Business or any of the assets of TELAC is bound; and (ii) obligations and liabilities of TELAC pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of TELAC is in excess of $75,000; all of the foregoing being hereinafter referred to as the "Contracts". Neither TELAC nor, to the Knowledge of TELAC and each of the Shareholders, any other party is in default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred on behalf of TELAC or, to the Knowledge of TELAC and each of the Shareholders, any other party, which with the giving of notice or the

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                                       11


lapse of time would constitute a default under any covenant or condition under any Contract, except where such default would not have a Material Adverse Effect. Except as otherwise disclosed in this Agreement, TELAC is not a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all written Contracts have been provided to the Foster Partnerships.

                  N. Compensation. Set forth in Exhibit D attached hereto is a list of all material written or oral agreements between TELAC and each natural person employed by or independently contracting with TELAC with regard to compensation, whether individually or collectively, and set forth in Exhibit D is a list of all employees or independent contractors of TELAC entitled to receive annual compensation in excess of $40,000 and their respective positions and salaries. Except as set forth in Exhibit B, the transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of TELAC. Except as set forth in Exhibit D, neither TELAC nor any of the Shareholders has informed any employee or independent contractor providing services to TELAC that such person will receive any increase in compensation or benefits (except for such increases that are in the ordinary course of business) or any ownership interest in TELAC or the Business.

                  O. Employee Benefit Plans. Except as set forth in Exhibit E attached hereto, TELAC does not maintain or sponsor, nor does it contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply in all material respects with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and TELAC has not taken or failed to take any action with respect to the Benefit Plans which might create any liability for the violation of applicable law on the part of TELAC or the Foster Partnerships. Each "fiduciary" (within the meaning of


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                                       12


Section 3(21)(A) of ERISA) as to each Benefit Plan has complied in all material respects with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. TELAC has furnished to the Foster Partnerships copies of all Benefit Plans and all financial statements, actuarial reports, if any, and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for a period of three years prior to the date hereof. Such financial statements and actuarial reports, if any, and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                     (i) Each Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service as to its qualification;

                    (ii) TELAC does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan (within the meaning of Section 3(37) of ERISA);

                   (iii) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code), with respect to which an exemption is not applicable, has occurred with respect to any Benefit Plan;

                    (iv) No provision of any Benefit Plan or of any agreement, and no act or omission of TELAC in any way limits, impairs, modifies or otherwise affects the right of TELAC or the Foster Partnerships unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                     (v) Except as set forth in Exhibit E, there are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

                    (vi) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any

         Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) which circumstances would have a Material Adverse Effect;

                   (vii) With respect to any Benefit Plan (whether or not terminated) maintained, sponsored or contributed to (or required to be contributed to) by TELAC or by any entity under common control with TELAC, as determined under Section 414(b), (c), (m) or (o) of the Code, no event has occurred and no condition exists which could on or after the Closing (except with respect to acts or omissions arising after the Closing which materially contribute to such event or condition) subject TELAC, directly or indirectly (through an indemnification agreement or otherwise), to any material liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA;

                  (viii) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed on or before their due date (including extensions); and

                    (ix) TELAC does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or
         Section 601 of ERISA. TELAC has substantially complied with the notice and continuation requirements of Section 4980B of the Code or Section 601 of ERISA and the regulations thereunder.

                  As of the Closing Date, the Shareholders shall take any and all steps necessary to fully vest all employees of TELAC in their account balances under the Morrow & Company, Inc. Savings Investment Plan (the "401(k) Plan"), except to the extent such vesting would violate any provision of applicable tax law that would jeopardize the 401(k) Plan's compliance with or qualification under Section 401(a) of the Code. As soon as practicable following the Closing Date, the Shareholders shall cause the trustees of the 401(k) Plan to distribute such employees' account balances in the 401(k) Plan in accordance with and subject to the terms of the 401(k) Plan documents and any and all applicable laws, rules and regulations.

                  P. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of TELAC, or the terms and conditions of employment, wages and hours, which violations would have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Exhibit B, TELAC is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the Knowledge of TELAC and each of the Shareholders, threatened in writing against TELAC before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the Knowledge of TELAC and each of the Shareholders, threatened in writing against or involving TELAC or the Business. No union or collective bargaining unit or other labor organization has been certified or recognized within the past three years by TELAC as the representative of any of the employees of TELAC or the Business.

                  Q. Increases in Compensation or Benefits. Except as set forth in Exhibit D, subsequent to December 31, 1995, there have been no increases in the compensation payable or to become payable to any of the employees of TELAC and there have been no payments or provisions for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit E. Except as otherwise disclosed in the Financial Statements, all commissions heretofore earned and all bonuses heretofore granted to employees or independent contractors of TELAC have been paid in full to such employees or independent contractors. The vacation policy of TELAC is set forth in Exhibit E. Except as set forth in Exhibit E, no employee of TELAC is entitled to vacation time in excess of three weeks during the current calendar year and no employee of TELAC has any accrued vacation or sick time with respect to any period prior to the current calendar year.

                  R. Insurance. A list of the insurance policies maintained by TELAC is set forth in Exhibit B. Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. TELAC has complied in all material respects with the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain in accordance with good business practices. TELAC has insurance in such amounts and with such coverages as required by the Contracts. There are no notices of any pending or threatened termination or premium increases with respect to any such policies except where such terminations or increases would not have a Material Adverse Effect. TELAC has not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither TELAC nor either of the Shareholders is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. Within the last two (2) years, no third party has filed any claim against TELAC or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. Within the last two (2) years, all claims against TELAC or the Business covered by insurance have been reported to the insurance carrier on a timely basis. TELAC has adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against TELAC for occurrences prior to the date of the Closing.

                  S. Conduct of Business. TELAC is not restricted from conducting the Business in any location by agreement or court decree.

                  T. Allowances. Except as disclosed in Exhibit B, TELAC has no obligation to make allowances to any of its customers, except allowances which are consistent with its past practices.

                  U. Patents, Trademarks, etc. Set forth in Exhibit F attached hereto is a list and brief description of all of the material patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights of TELAC and applications for each of the foregoing. TELAC owns all right, title and interest in and to all such proprietary rights. The proprietary rights listed are all such rights necessary to the conduct of the Business as currently conducted by TELAC, and, within the last two (2) years, no adverse claims have been made and no dispute has arisen with respect to any of the said proprietary rights; and, to the Knowledge of TELAC and each of the Shareholders, the operations of the Business and the use by TELAC of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, tradename, copyright, license or similar right.

                  V. Power of Attorney. Except as set forth in Exhibit B, TELAC has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

                  W. Use of Names. All names under which TELAC currently conducts the Business are listed in Exhibit F attached hereto. To the Knowledge of TELAC and each of the Shareholders, no other person or business has ever attempted to restrain TELAC from using the names under which TELAC currently conducts the Business.

                  X. No Foreign Person. None of the Shareholders is a foreign person within the meaning of Section 1445(b)(2) of the Code.

                  Y. Books and Records. The books and records of TELAC are in all material respects complete and correct with respect to the information they contain.

                  Z. Litigation; Disputes. Except as set forth in Exhibit B, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the Knowledge of TELAC and each of the Shareholders, threatened in writing against or affecting TELAC, except for disputes, claims, actions, suits, investigations or proceedings that would not have a Material Adverse Effect. To the Knowledge of TELAC and each of the Shareholders, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither TELAC nor any of the Shareholders has any Knowledge of any default under any such action, suit or proceeding. TELAC is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

                  AA. Location of Business and Assets. Set forth in Exhibit B is each location (specifying state and city) where TELAC (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including inventory, equipment and furniture.

                  BB. Bank Accounts. Set forth in Exhibit G attached hereto is a list of all bank accounts maintained in the name of TELAC or the Business, and a brief description of the persons having power to sign with respect to each such account.

                                   SECTION III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS OF THE SHAREHOLDERS

                  Each of the Shareholders, severally and not jointly, hereby represents and warrants to, and covenants and agrees with, the Foster Partnerships, as of the date of the Closing, that:

                  A. Authority. Such Shareholder is fully able to execute and deliver this Agreement and to perform his covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of such Shareholder, enforceable against him or it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Shareholder is a party.

                  C. Capitalization. All of the issued and outstanding shares of TELAC Common Stock owned beneficially and of record by such Shareholder, including all the Redemption Shares listed in Schedule III hereto, are owned by such Shareholder free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Upon consummation of the redemption by TELAC of the Redemption Shares, TELAC will acquire the Redemption Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Except for this Agreement, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which such Shareholder is bound relating to the issuance, sale or redemption of shares of his or its shares of TELAC Common Stock. No persons other than such Shareholder has any interest in such Shareholder's TELAC Shares.

                  D. Other Interests. Except as set forth in Exhibit B, such Shareholder has no ownership interests in any businesses other than TELAC, of providing multilingual inbound and outbound teleservices and such Shareholder does not perform any employment, consulting or other services, paid or unpaid, for any businesses providing multilingual inbound and outbound teleservices.

                  E. Representations by the Estate of Dennis Dee. The following representations and warranties are made by the Estate of Dennis Dee only:

                  The executor of the estate of Dennis Dee (the "Estate") has the power and authority to execute this Agreement on behalf of the Estate and has full power and authority to transfer 87,500 shares (the "Estate Shares") of TELAC Common Stock to TELAC in connection with the Redemption. The Estate Shares have not been specifically bequeathed by testamentary instrument and there are no estate tax liens against the Estate which would encumber or restrict the transfer of the Shares.
                                   SECTION IV

            REPRESENTATIONS AND WARRANTIES OF THE FOSTER PARTNERSHIPS

                  Each of the Foster Partnerships hereby represents and warrants to, and covenants and agrees with, TELAC and each of the Shareholders, severally and not jointly, as of the date of the Closing, that:

                  A. Organization and Qualification. Each Foster Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to purchase the TELAC Shares and consummate the other transactions contemplated by this Agreement.

                  B. Authority. The execution and delivery of this Agreement by such Foster Partnership, the performance by such Foster Partnership of its covenants and agreements hereunder and the consummation by such Foster Partnership of the transactions contemplated hereby have been duly authorized by all necessary partnership action. This Agreement constitutes a valid and legally binding obligation of such Foster Partnership, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the limited partnership agreements of such Foster Partnership or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Foster Partnership is a party or by which such Foster Partnership or any of its assets is bound.

                  D. Investment. (i) Each such Foster Partnership understands that by the terms of this Agreement it is purchasing the TELAC Shares issued and delivered by TELAC without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, under and in reliance on exemptions from the registration requirements of the Securities Act and such laws, and without the approval, disapproval, or passing on the merits by any regulatory authority; that for purposes of such exemptions, TELAC will rely upon the representations, warranties and agreements of each such Foster Partnership contained herein; and that such non-compliance with registration requirements is not permissible unless such representations and warranties are correct and such agreements performed.

                        (ii) Each such Foster Partnership understands that TELAC is under no obligation to effect a registration under the Securities Act of the TELAC Shares to be purchased by each such Foster Partnership hereunder. Each such Foster Partnership understands that, under existing rules of the Securities and Exchange Commission (the "Commission"), each such Foster Partnership may be unable to sell its TELAC Shares, except to the extent that the TELAC Shares may be sold (A) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on sale or (B) subject to the restrictions contained in Rule 144 under the Securities Act.

                       (iii) Each such Foster Partnership is fully familiar with the business, properties and financial condition of TELAC, and each acknowledges that it has been afforded access to such additional information concerning TELAC as it considers necessary or appropriate to make an informed investment decision. Each such Foster Partnership is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                        (iv)  Each such Foster Partnership is a
sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the TELAC Common Stock, and its financial position is such that it can afford to retain the TELAC Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment.

                         (v)  Each such Foster Partnership is acquiring
the TELAC Shares pursuant to this Agreement for its own account and not with a view to or for sale in connection with the distribution thereof within the meaning of the Securities Act. Each such Foster Partnership shall not effect a distribution of any TELAC Shares until either (A) it has received the opinion of counsel for TELAC that registration under the Securities Act is not required or
(B) a registration statement under the Securities Act covering such TELAC Shares and the disposition thereof has become effective under the Securities Act, and each such Foster Partnership agrees that the certificates evidencing the TELAC Shares may bear a restrictive legend to the foregoing effect.


                                    SECTION V

                             [Intentionally Omitted]
                                   SECTION VI

                         ADDITIONAL COVENANTS OF TELAC,
                  THE SHAREHOLDERS AND THE FOSTER PARTNERSHIPS

                  A. Books and Records. Each of the Shareholders covenants and agrees, severally and not jointly, that each of them shall give the Foster Partnerships reasonable access to the historical financial books and records of TELAC in its or his possession, for a period of five years from the date of the Closing. The Shareholders shall retain all such books and records in substantially their condition at the time of the Closing. None of such books and records shall be destroyed without the prior written approval of TELAC or without first offering such books and records to TELAC.

                  B. Working Capital. On or before January 31, 1997, TELAC shall pay from an account over which Morrow has signatory authority (the "Morrow Account") Payables (as hereinafter defined) identified by TELAC which are accepted by the Shareholders as Payables. In the event of any dispute among the parties concerning Payables, the parties agree to use their good faith efforts to resolve such dispute by January 31, 1997 or as promptly as practicable thereafter. All Receivables shall be paid into the Morrow Account. For purposes of this Section, "Receivables" shall mean all accounts receivables for work performed by TELAC through the date of the Closing determined in accordance with generally accepted accounting principles. For purposes of this Section, "Payables" shall mean all current liabilities of TELAC as of the date of the Closing determined in accordance with generally accepted accounting principles and shall include, but not be limited to, all accrued sick time, accrued and used vacation (used between December 1, 1996 and December 31, 1996) and accrued payroll of the Business, all non-transaction related professional fees, all non-transaction related audit fees, any gross receipts tax due in Virginia, one-half of the closing bonuses to be paid to the Key Employees (as hereinafter defined) on or after the date of Closing, one-half of the expenses incurred prior to the date of Closing in connection with TELAC's buildout capital expenditures at its Arlington, Virginia location (approximately $40,000), one-half of the amount owed for the recent purchase of the Rockwell cabinet (approximately $91,500), and eleven-twelfths of the amount of year-end bonuses to be paid to non-key employees (approximately $83,500), but shall not include any purchase price paid by the Foster Partnerships for the JCSI Purchase (as hereinafter defined). Payables shall not include any amount in excess of one-half of the amount owed for the recent purchase of the Rockwell cabinet and any amount in excess of one-half of the buildout capital expenditures at its Arlington, Virginia location. TELAC agrees to pay all payables and expenses in a timely manner in accordance with any Contracts or other vendor credit arrangements with TELAC.

                  C. Location of TELAC Subsequent to Closing. Each of the parties understands and agrees that subsequent to the date of Closing, TELAC's headquarters will be in King of Prussia, Pennsylvania while TELAC's direct marketing division will be located in TELAC's existing offices in Arlington, Virginia. Each of the Foster Partnerships represents that it has no current plans to move or otherwise close the Arlington, Virginia and Dallas, Texas facilities of TELAC.

                  D. Tax Reporting. Each of the parties understands and agrees that the merger between TELAC and Tel is intended to be treated as a reorganization within Section

368 of the Code, and the parties hereby agree that they will not report the transaction in a manner which is inconsistent with such treatment, including (without limitation) in the tax returns of TELAC.


                                   SECTION VII

                                     CLOSING

                  A. Time and Place of Closing. The closing of the purchase and sale of the TELAC Shares and the consummation of the other transactions contemplated by this Agreement as set forth herein (the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, 20th Floor, New York, New York 10017 at 4:00 P.M. local time on December 6, 1996 or such other time as the parties shall agree.

                  B. Delivery of the Shares. Delivery of the TELAC Shares shall be made by TELAC to the Foster Partnerships at the Closing by delivering one or more certificates in negotiable form representing the TELAC Shares, each such certificate to be accompanied by any requisite documentary or stock transfer Taxes.

                  C. Tax Matters. All transfer, documentary, stamp, registration, value added, sales, use and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the party on which such taxes or fees are imposed, when due, and the Shareholders will, at its or his, as the case may be, own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

                                  SECTION VIII

                              CONDITIONS TO TELAC'S
                               OBLIGATION TO CLOSE

                  The obligations of TELAC to sell the TELAC Shares to the Foster Partnerships and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by TELAC in its sole discretion and if any condition precedent is waived, none of the Shareholders shall be entitled to seek indemnification against TELAC for the failure to fulfill such condition precedent, and each of which the Foster Partnerships hereby agrees to use their best efforts to satisfy at or prior to the Closing:

                  A. Opinion of Counsel. The Shareholders shall have received an opinion of Haythe & Curley, counsel for the Foster Partnerships, delivered to the Shareholders pursuant to the instructions of the Foster Partnerships, dated the date of the Closing, in form and substance satisfactory to the Shareholders and their counsel, Nelson Mullins Riley & Scarborough L.L.P., in the form of Exhibit M attached hereto.

                  B. No Litigation. No action, suit or proceeding against TELAC, any of the Shareholders or the Foster Partnerships relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Foster Partnerships herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Foster Partnerships on or before the date of the Closing shall have been duly complied with and performed in all respects.

                  D. Other Certificates. TELAC shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to them and their counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Jordan Employment Agreement; Capital Stock. TELAC and Jordan shall have entered into an employment agreement in the form of Exhibit H attached hereto (the "Jordan Employment Agreement"). TELAC and Jordan shall have entered into a Stock Purchase Agreement in the form of Exhibit I attached hereto, providing for the sale of 75,000 shares of TELAC Common Stock to Jordan.

                  F. Employment Agreements for Key Employees; Closing Bonuses; Stock Purchase Agreements for Capital Stock. TELAC and each of Jared Jordan ("Ted Jordan"), John Allen ("Allen"), Susan Bykofsky ("Bykofsky"), Georges Andre ("Andre"), Chris Purdy ("Purdy"), Laura Kim and David Chong (collectively, the "Key Employees") shall have entered into an employment agreement in the forms of Exhibits J-1 through

J-7 attached hereto (the "Key Employee Agreements"). TELAC shall have (i) paid to each of the Key Employees the cash bonuses provided for in the Key Employee Agreement for such Key Employee and (ii) entered into stock purchase agreements with the Key Employees in the form of Exhibit L attached hereto providing for the sale of 55,000 shares of TELAC Common Stock to such Key Employees.

                  G. Stockholders Agreement. TELAC and the Shareholders shall have entered into a stockholders agreement in the form of Exhibit K attached hereto (the "Stockholders Agreement").

                  H. JCSI Purchase. Simultaneously with the Closing hereunder, the Foster Partnerships or their designee shall have acquired the JCSI business owned by Jared Jordan for $240,000 and otherwise on mutually agreeable terms (the "JCSI Purchase").

                                   SECTION IX

              CONDITIONS TO THE FOSTER PARTNERSHIPS' OBLIGATION TO CLOSE

                  The obligation of the Foster Partnerships to purchase the TELAC Shares and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Foster Partnerships in their sole discretion and if any condition precedent is waived, none of the Foster Partnerships or TELAC shall be entitled to seek indemnification against any Shareholder for the failure to fulfill such condition precedent, and each of which TELAC and each of the Shareholders hereby agrees to use its or his best efforts to satisfy at or prior to the Closing:

                  A. Opinion of Counsel. The Foster Partnerships shall have received an opinion of Nelson Mullins Riley & Scarborough L.L.P., counsel for TELAC and the Shareholders, delivered to the Foster Partnerships pursuant to the instructions of TELAC, dated the date of the Closing, in form and substance satisfactory to the Foster Partnerships and its counsel, Messrs. Haythe & Curley, in the form of Exhibit N attached hereto.

                  B. No Litigation. No action, suit or proceeding against TELAC, any of the Shareholders or the Foster Partnerships relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by TELAC and each of the Shareholders herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing. All the terms, covenants and conditions of this Agreement to be complied with and performed by TELAC and each of the Shareholders on or before the date of the Closing shall have been duly complied with and performed in all respects.

                  D. Other Certificates. The Foster Partnerships shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Foster Partnerships and counsel for the Foster Partnerships, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Third Party Consents. The Foster Partnerships shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Business, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Foster Partnerships or the Business.

                  F. Jordan Employment Agreement. TELAC and Jordan shall have entered into the Jordan Employment Agreement.

                  G. Key Employee Agreements. TELAC and each of the Key Employees shall have entered into the Key Employee Agreements.

                  H. Stockholders Agreement. TELAC and the Shareholders shall have entered into the Stockholders Agreement.

                  I. Governmental Licenses and Permits. TELAC shall have obtained all required authorizations, permits and licenses required for it to operate the Business.

                  J. Sprint Agreement. TELAC shall, at the Foster Partnerships' discretion, have entered into new agreements with Sprint or shall have received a consent to assignment from Sprint of the existing Sprint agreement, in either case, which such new agreements or consent shall be in form and substance satisfactory to the Foster Partnerships.

                  K. Evidence of Amendment to Certificate of Incorporation. TELAC shall have delivered to the Foster Partnerships evidence of the filing of an amendment to TELAC's Certificate of Incorporation (the "TELAC Certificate") amending the TELAC Certificate to (i) increase the number of authorized shares of TELAC Common Stock from 1,000 to 20,000,000 and (ii) reducing the par value of the Telac Common Stock from $1.00 par value per share to $.01 par value per share.

                  L. Evidence of Authorization of Redemption. TELAC shall have delivered to the Foster Partnerships evidence of the due authorization by TELAC of the redemption of 3,500,000 shares of TELAC Common Stock from the Shareholders.

                  M. Amendment of TELAC Certificate. Simultaneously with the Closing, TELAC shall file with the Delaware Secretary of State, a new amendment, in the form of Exhibit O attached hereto, to the TELAC Certificate amending the TELAC Certificate (i) to provide for the authorization of the TELAC Preferred Shares and (ii) to provide for the authorization of the Non-Voting Common Stock.

                  N. Equipment Leases; Bill of Sale. TELAC and Triple J shall have (i) entered into a renegotiated equipment lease (the "First Triple J Lease") on the following terms and otherwise on terms mutually agreeable to TELAC, the Foster Partnerships and the other parties thereto providing for:
Eight (8) remaining payments of $26,793, plus applicable sales taxes with TELAC becoming the owner of the equipment, free and clear of any lien, encumbrance or security interest, at the end of the First Triple J Lease and (ii) entered into a renegotiated equipment lease (the "Second Triple J Lease") providing for the transfer to TELAC of the equipment covered by the Second Triple J Lease, without payment of any additional consideration, on January 1, 1997 free and clear of any lien, encumbrance or security interest or delivered of a Bill of Sale for the equipment covered by the Second Triple J Lease effective January 1, 1997.

                  O. Resignations. TELAC shall have received resignations dated the date of the Closing from its officers and directors.

                  P. Stock Purchase Agreements. TELAC and each of the Key Employees shall have entered into the Stock Purchase Agreements.

                                    SECTION X

                                 INDEMNIFICATION

                  A. Indemnification by the Shareholders. Each of the Shareholders, severally and not jointly, shall indemnify and hold harmless TELAC and the Foster Partnerships from and against all losses, claims, taxes, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Foster Partnerships' Damages"), including, without limitation, Foster Partnerships' Counsel
Expenses (as hereinafter defined), sustained or incurred by TELAC or the Foster Partnerships as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, TELAC or any of the Shareholders herein; provided, however, with respect to a breach of any representations, warranties or covenants contained in Section III, TELAC and the Foster Partnerships shall be indemnified pursuant to this Agreement solely by the Shareholder to which such representations, warranties or covenants relate, and TELAC and the Foster Partnerships shall not seek indemnification from the other Shareholders for such breach. Subject to the limitations set forth herein, for purposes hereof, "Foster Partnerships' Counsel Expenses" shall mean reasonable fees and disbursements of counsel actually sustained or incurred by the Foster Partnerships or TELAC, including, without limitation, in any action or proceeding between the Foster Partnerships or TELAC and any third party.

                  B. Indemnification by TELAC. TELAC shall indemnify and hold harmless each of the Shareholders from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Shareholders' Damages"; the Shareholders' Damages and the Foster Partnerships' Damages are sometimes referred to herein as "Damages"), including, without limitation, Shareholders' Counsel Expenses (as hereinafter defined) sustained or incurred by the Shareholders as a result of or arising out of the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Foster Partnerships herein. For purposes hereof, "Shareholders' Counsel Expenses" shall mean reasonable fees and disbursements of counsel actually sustained or incurred by the Shareholders, including, without limitation, in any action or proceeding between the Shareholders and the Foster

Partnerships and/or TELAC or in any action or proceeding between the Shareholders and a third party.

                  C. Procedure for Indemnification.

                         (i)  Direct Claims.  In the event that any party
hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section X which do not involve a Third Party Claim (as defined below), the parties from whom such indemnity may be sought (each, an "Indemnifying Party") shall be given reasonably prompt written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. The Indemnifying Party shall within thirty (30) days pay to the Indemnified Party the amount of the Damages so specified unless the Indemnifying Party contests such claim.

                        (ii)  Third Party Claims.

                           (a) Notification and Defense Rights.  If any
Indemnified Party receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity which is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnified Party, and if such assertion is presumed to be true (regardless of the actual outcome), such Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than twenty (20) calendar days after receipt of such written notice of such Third Party Claim; provided, however, that any delay or failure to notify any Indemnifying Party of any claim shall not relieve it from any liability except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. The Indemnifying Party shall have the right to control the defense of any Third Party Claim by such Indemnifying Party's own counsel. The Indemnified Party also will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing, but at the sole cost and expense of the Indemnified Party; provided, however, that if an Indemnifying Party and an Indemnified Party shall be included as defendants in any action and the Indemnified Party shall have been reasonably advised by its counsel that there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, the Indemnified Party shall have the right to employ its own counsel in such action and in such event, the fees and expenses of such counsel shall be borne by the Indemnifying Party, but only to the extent such fees and expenses relate to defenses not being asserted by the Indemnified Party. The Indemnifying Party and the Indemnified Party will cooperate with each other in good faith in such defense. Notwithstanding the foregoing, the Shareholders may, at their option, pay to TELAC any amount remaining under the Cap (as hereinafter defined) that has not been paid, and upon such payment, the Shareholders shall be under no further obligation to defend or contest such proceedings. For purposes of determining whether the Cap has been reached, the Shareholders' Counsel Expenses incurred in such defense shall be included.

                           (b) Settlement.  If the Indemnifying Party
has reached a good faith, bona fide settlement agreement or compromise which provides for a general release of the Indemnified Party, and provides only for payments to settle the claims and not for any other remedy and such payments do not exceed the Cap, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, the Indemnifying Party shall notify the Indemnified Party in writing of its desire to settle setting forth the terms of such settlement or compromise (the "Notice of Settlement"). The Third Party Claim may be settled or compromised on such basis unless within twenty (20) days of the receipt of the Notice of Settlement the Indemnifying Party receives a notice from the Indemnified Party of its desire to continue to contest the matter (the "Notice to Contest"), and, in such case the Indemnified Party shall assume all responsibility for the defense of such claim. If a matter is contested after a Notice to Contest is delivered and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which the Indemnifying Party desired previously to settle the matter, then the liability of the Indemnifying Party shall be limited to such lesser proposed settlement amount and the Indemnified Party shall be solely responsible for the amount in excess of such lesser proposed settlement amount.

                  D. Agreements Concerning Indemnification. It is specifically understood and agreed that:

                        (i) The Shareholders shall not be obligated to indemnify TELAC and the Foster Partnerships for the Foster Partnerships' Damages unless and until the aggregate amount of all claims for such Foster Partnerships' Damages exceeds $500,000 (the "Basket") at which time claims may be asserted for the excess of such amount. The Basket shall not apply in the case of a breach of the representation contained in the second sentence of Section II.(L)(i) hereof.

                       (ii) The Shareholders shall not be obligated to indemnify TELAC and the Foster Partnerships for the Foster Partnerships' Damages in excess of an aggregate of $3,000,000 (the "Cap") and the obligations of the Shareholders for indemnification hereunder shall terminate when the Cap has been paid (except for any Foster Partnerships' Damages arising from any breach of any of the representations and warranties contained in Section II(J)); provided, however, that any such Foster Partnership's Damages arising from any breach of any representations and warranties contained in Section II(J) shall not be subject to the Cap.

                      (iii) The indemnification obligations of each of the Shareholders shall be limited to his or its respective Pro-Rata Share (as defined herein) for each indemnifiable event pursuant to this Agreement, up to the Cap and subject to the Basket. For purposes of this Agreement a Shareholder's "Pro-Rata Share" shall be the percentage set forth opposite such Shareholder's name on Schedule IV hereto. The aggregate obligation of the Shareholders for indemnification hereunder will not exceed the Cap and the aggregate obligation of each Shareholder for indemnification hereunder will not exceed such Shareholder's Pro-Rata Share of the Cap.

                       (iv)   Damages payable to an Indemnified Party
shall be reduced by (i) any Tax Benefit (as hereinafter defined) actually received by the Indemnified Party on account of such indemnification and (ii) any insurance proceeds actually received by the Indemnified Party on account of such indemnification at the time the indemnification payment occurs, it being understood that in no event shall any indemnification payment be delayed in anticipation of the receipt of any Tax Benefit or insurance proceeds. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made, TELAC shall pay to the Indemnifying Party, the aggregate amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is received. If, upon audit by the relevant tax authority, part or all of such Tax Benefit shall be disallowed, the Indemnifying Party, upon written notice to that effect from the Indemnified Party, shall promptly reimburse the Indemnified Party for the full amount so disallowed up to the amount of the Tax Benefit credited to the Indemnifying Party. For purposes hereof, "Tax Benefit" shall mean any refund of tax or reduction in the amount of taxes which would otherwise be payable. The parties hereto shall seek full recovery under all insurance policies covering any indemnification payment in the ordinary course of business to the same extent as they would if such claim were not subject to an indemnification payment hereunder. In the event that an insurance recovery is made by the Indemnified Party, with respect to any indemnification payment for which an indemnification claim has been made, the Indemnified Party shall pay to the Indemnifying Party the amount of the insurance recovery, but not more than the amount of such indemnification payment.

                        (v) Neither TELAC nor the Foster Partnerships shall have a claim against any Shareholder for indemnification pursuant to this Agreement in respect of a misrepresentation or breach of any covenant or warranty of the Shareholders contained in or made pursuant to this Agreement to the extent and only in the amount that TELAC or the Foster Partnerships have received a credit with respect to the subject matter of any such breach or misrepresentation reflected in the calculation of working capital described in
Section VI(C).

                       (vi) The sole remedy for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant to be performed prior to the Closing (it being understood and agreed that this limitation shall not apply to covenants or agreements to be performed subsequent to the Closing) hereunder on the part of any party shall be governed by and limited to the provisions of this Section X.


                                   SECTION XI

                            NON-COMPETITION AGREEMENT

                  Following the consummation of the transactions contemplated hereby, and in consideration thereof, none of the Shareholders shall, subsequent to the date of the Closing and, except as provided herein, until five (5) years after the date of the Closing, directly or indirectly, (i) engage, whether as principal, agent, investor (except as an owner of less than a 5% interest in a publicly held Company), distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere in the United States which is competitive with the Business or business of TELAC or any other member of the Company Group (as hereinafter defined) of providing multilingual inbound and outbound teleservices, except as specifically allowed as set forth hereinafter, and related activities, (ii) solicit or endeavor to solicit away from any member of the Company Group any person who is or was during the six (6) months prior to solicitation, a director, officer, employee, agent or consultant of such member of the Company Group, on any of the Shareholder's own accounts or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Company Group, (iii) solicit or endeavor to solicit away any of the clients or customers of any member of the Company Group, on any of the Shareholder's own accounts or for any other person, firm, corporation or organization, or (iv) employ any person who is or was during the six (6) months prior to employment, a director, officer or employee of any member of the Company Group. Because the remedy at law for any breach of the foregoing provisions of this Section XI would be inadequate, each of the Shareholders hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XIII(F) hereof.

                  The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                  Notwithstanding the foregoing, Jordan shall not be deemed to be in breach of the provisions of Section XI(i) above following termination of Jordan's employment by TELAC and none of the other Shareholders shall be deemed to be in breach of the provisions of Section XI(i) by reason of their employment by or association with an entity, the business of which is shareholder communications, proxy solicitation, political polling, surveying or English language political advocacy communications or public opinion polling, surveying or English language political advocacy communications.

                  Each of the parties hereto expressly acknowledges and agrees that the covenants and agreements of each of the Shareholders set forth in this
Section XI are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of TELAC and the Business, as well as the proprietary and other legitimate business interests of the members of the Company Group.

                  For purposes hereof, "Company Group" shall mean, collectively, the TELAC and its subsidiaries, affiliates and parent entities operating from time to time in the same lines of business.


                                   SECTION XII

                               BROKERS AND FINDERS

                  A. The Shareholders' Obligations. TELAC and the Foster Partnerships shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by any of the Shareholders in connection with this Agreement and the transactions contemplated hereby and each of the Shareholders, severally and not jointly, hereby agree to indemnify and save TELAC and each of the Foster Partnerships (or its designee) harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                           B. The Foster Partnerships's Obligations. The
Shareholders shall have no obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Foster Partnerships in connection with this Agreement and the transactions contemplated hereby and the Foster Partnerships agrees to indemnify and save each of the Shareholders harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                                   SECTION XIII

                                  MISCELLANEOUS

                  A.       Notices.  All notices, requests or
instructions hereunder shall be in writing and delivered personally, sent by Federal Express or sent by registered or certified mail, postage prepaid, as follows:

                           (1) If to TELAC (prior to the Closing):

                                    c/o Mr. Joseph Morrow
                                    909 Third Avenue
                                    Suite 20
                                    New York, New York  10022
                                    Telecopy No.:  (212) 754-8362
                                    Telephone No.: (212) 754-8000
                                    with a copy to:

                                    Nelson Mullins Riley & Scarborough
                                      L.L.P.
                                    400 Colony Square
                                    1201 Peachtree Street, N.E.
                                    Atlanta, Georgia  30361
                                    Attention:  Paul A. Quiros, Esq.
                                    Telecopy No.:  (404) 817-6050
                                    Telephone No.: (404) 817-6103

                           (2) If to the Shareholders:

                                    c/o Mr. Joseph Morrow
                                    909 Third Avenue
                                    Suite 20
                                    New York, New York  10022
                                    Telecopy No.:  (212) 754-8362
                                    Telephone No.: (212) 754-8000

                                    with a copy to:

                                    Nelson Mullins Riley & Scarborough
                                      L.L.P.
                                    400 Colony Square
                                    1201 Peachtree Street, N.E.
                                    Atlanta, Georgia  30361
                                    Attention:  Paul A. Quiros, Esq.
                                    Telecopy No.:  (404) 817-6050
                                    Telephone No.: (404) 817-6103

                                    (3)     If to TELAC (after the Closing) or
                                            to the Foster Partnerships:

                                    c/o Foster Management Company
                                    1018 West Ninth Avenue
                                    King of Prussia, Pennsylvania  19406
                                    Attention:  Stephen F. Nagy
                                    Telecopy No.:  (610) 992-3390
                                    Telephone No.: (610) 992-7650

                                    with a copy to:

                                    Haythe & Curley
                                    237 Park Avenue
                                    New York, New York  10017
                                    Attention:  Robert A. Ouimette, Esq.
                                    Telecopy No.:  (212) 682-0200
                                    Telephone No.: (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or sent by Federal Express, and five business days after the date of mailing, if mailed.

                  B. Survival of Representations. Subject to the limitations described in Section X, each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, for a period ending the earlier to occur of (i) fifteen (15) months after the last day of the month on which the Closing occurs (the "Survival Period") or (ii) the closing of an underwritten public offering of TELAC Common Stock; except (a) for covenants and agreements to be performed subsequent to the Closing and (b) that nothing in the foregoing shall be deemed to diminish any Indemnifying Party's indemnification obligations to an Indemnified Party respecting claims for Damages properly made prior to the last day of the Survival Period of the date of the Closing or the applicable statutes of limitations period for claims for Damages based on any federal or state income tax obligations of TELAC for periods prior to the Closing or common law fraud which shall survive for the duration of the applicable statutes of limitations periods. No representation made by the Foster Partnerships in this Agreement shall be deemed to modify or waive any rights of the TELAC or the Foster Partnerships under Section X hereof. No representation made by the Shareholders or TELAC in this Agreement shall be deemed to modify or waive any rights of the Shareholders under Section X hereof.

                  C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  D. Further Assurances. Each of the parties hereto shall use such party's reasonable best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement, including the execution and delivery of any reasonable and customary management representation letter requested by the Foster Partnership's independent certified public accountants in connection with any audit by such accountants of the financial statements of the Business as required by Regulation S-X under the Securities Act.

                  E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

                  F. Injunctive Relief. Notwithstanding the provisions of
Section XIII(G) hereof, in the event of a breach or threatened breach by any of the Shareholders of the provisions of Section XI of this Agreement, each of the Shareholders hereby agrees that the Foster Partnerships and TELAC may seek an injunction or similar equitable relief restraining any of the Shareholders from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by each of the Shareholders under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the federal courts for the Eastern District of Virginia and the Virginia commonwealth courts located in such district for any proceedings under this Section XIII(F). The parties hereto agree that the availability of arbitration in Section XIII(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by TELAC or the Foster Partnerships pursuant to this Section XIII(F). Nothing herein shall be construed as prohibiting the Foster Partnerships and TELAC from pursuing any other remedies at law or in equity which it may have.

                  G. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in
Section XIII(F) hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the Washington, D.C.
metropolitan area.

                  H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by such court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of TELAC and the Foster Partnerships, respectively, and the legal representatives and heirs of each of the Shareholders.

                  J. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania.

                  K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  L. Knowledge. Whenever the term "Knowledge" is used in this Agreement, such term shall, with respect to TELAC, mean the actual knowledge or awareness of Jordan, Morrow, Ficker or Ralph Bazuro ("Bazuro"), and shall with respect to each Shareholder or officer named above, mean the actual knowledge or awareness of such Shareholder or named officer without the duty to conduct any investigation or inquiry.

                  M. Agency. Each of the Shareholders hereby authorizes TELAC to deliver funds in the amount of $15,000,000 to Morgan Guaranty Trust Company of New York as a deposit for a letter of credit which secures and would entirely satisfy the obligations of TELAC under the Closing
Notes payable to the Shareholders.

                  Each of the Shareholders agrees that upon delivery of such funds to Morgan Guaranty Trust Company of New York 2512091-3, such Shareholder shall seek payment of the Closing Note of such Shareholder only by drawing against such letter of credit for satisfaction of TELAC's obligations under such Closing Note. None of the Shareholders shall seek any recourse from or make any claim against TELAC or any other person with respect to such funds or the payment of the Closing Notes.

                  N. Texas Lease. If necessary, Morrow on behalf of Morrow & Company agrees to retain the law firm of Thompson & Knight, Dallas, Texas, or another law firm agreeable to both parties, in order to defend Morrow & Company and/or TELAC against an action to evict either Morrow & Company or TELAC from their Dallas premises. Morrow agrees, on behalf of Morrow & Company, to pay the reasonable attorneys' fees and costs of Thompson & Knight or another law firm agreeable to both parties in connection with the representation described above. Morrow agrees that Morrow & Company will not agree to settle any eviction proceeding if such settlement would result in a dispossession of TELAC from the current Dallas, Texas premises without the consent of TELAC; provided, however, that Morrow & Company will not be required to continue to defend any eviction proceeding after fifteen (15) months from the date hereof.

                                          *          *          *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.



                             TELEPHONE ACCESS, INC.


                                        By  /s/ John E. Jordan
                                           ____________________________
                                           Name: John E. Jordan
                                           Title: President

                                           /s/ Joseph J. Morrow
                                        ------------------------------
                                               Joseph J. Morrow

                                           /s/   John E. Jordan
                                        ------------------------------
                                                 John E. Jordan

                                           /s/  Thomas Ficker
                                        ------------------------------
                                                Thomas Ficker

                                           /s/   Wallace Searle
                                        ------------------------------
                                                 Wallace Searle

                                           /s/   Ronald Knox
                                        ------------------------------
                                                 Ronald Knox

                                           /s/   Thomas Ball
                                        ------------------------------
                                                 Thomas Ball


                              ESTATE OF DENNIS DEE


                                            By  /s/ Dennis J. Dee, Jr.
                                               ____________________________
                                              Name: Dennis J. Dee, Jr.
                                              Title: Executor

                           ABBINGDON VENTURE PARTNERS
                               LIMITED PARTNERSHIP

                                                     By:   BDC-III Partners,
                                                            general partner


                                                     By  /s/ Stephen F. Nagy
                                                       ______________________
                                                        Name: Stephen F. Nagy


                           ABBINGDON VENTURE PARTNERS
                             LIMITED PARTNERSHIP-II

                                                     By:  Abbingdon-II Partners,
                                                             general partner


                                                     By  /s/ Stephen F. Nagy
                                                       ______________________
                                                        Name: Stephen F. Nagy



                           ABBINGDON VENTURE PARTNERS
                             LIMITED PARTNERSHIP-III

                                                     By:  Abbingdon-II Partners,
                                                             general partner


                                                     By  /s/ Stephen F. Nagy
                                                       ______________________
                                                        Name: Stephen F. Nagy